Exhibit 21 – Subsidiaries of the Registrant

The following is a list of subsidiaries of the Company:

Approximate
	Jurisdiction	Percentage
	of	of Voting
Subsidiaries	Incorporation	Securities Owned

The Citizens Bank of Philadelphia, Mississippi	Mississippi	100%